Exhibit 99(a)(8)

[ENGLISH TRANSLATION OF DUTCH ORIGINAL]

TRANSLATION OF DUTCH ADVERTISEMENT

NOT FOR PUBLICATION PURPOSES

Pinault-Printemps-Redoute S.A.	Gucci Group N.V.
Statutory seat Paris, France	Statutory seat Rotterdam, The Netherlands

PUBLIC OFFER FOR ALL OUTSTANDING COMMON SHARES OF GUCCI

GROUP N.V.
BY
PINAULT-PRINTEMPS-REDOUTE S.A.

The Offer

      Pinault-Printemps-Redoute S.A. (“PPR”) is making a public tender offer in cash (the “Offer”), subject to the terms and conditions set out in the Offer to Purchase dated 1 April 2004 (the “Offer to Purchase”), for all outstanding common shares with a nominal value of EUR 1.02 each in the share capital of GUCCI Group N.V. (“GUCCI”) which PPR does not already directly or indirectly own (the “GUCCI Shares”). The Offer relates to all such GUCCI Shares, including the outstanding common shares of GUCCI in registered form as included in the shareholders register of the company (the “Common Registered Shares”), the outstanding common shares of GUCCI in registered form that are part of a giro depository or a collective depository as meant in the Giro Securities Transfer Act of 1977 (Wet giraal effectenverkeer) and which are listed on Euronext Amsterdam (the “Dutch Shares”) and the outstanding common shares of GUCCI in registered form that are listed on the New York Stock Exchange (“Gucci New York Registry Shares”). On 21 April 2004 the Offer shall be discussed during an extraordinary general meeting of shareholders of GUCCI in accordance with article 9q of the Securities Transactions Supervision Decree 1995 (Besluit toezicht effectenverkeer 1995).

      The Offer to Purchase will be available as of 1 April 2004.

      PPR will pay an amount of USD 85.52 in cash for every Gucci Share that is validly tendered and transferred under the Offer.. The Offer will be made on the condition set out in the Offer to Purchase of 1 April 2004.

Tender Period

      The tender period for holders of Gucci Shares commences on 2 April 2004, and ends on 29 April 2004 at 15.00 CET (the “Tender Period”), subject to an extension of the Tender Period. The Tender Period will not be extended unless PPR is required to do so under the applicable laws. A possible extension of the Tender Period will be announced no later than at 15.00 hours (Netherlands time) on the first Euronext Stock Exchange trading day after the date on which the Tender Period expires, the foregoing with due observance of art. 9o section 5 of the Securities Transactions Supervision Decree 1995 (Besluit toezicht effectenverkeer 1995) and the applicable securities laws in the United States of America.

Acceptance

      Holders of Dutch Shares should make their acceptance under the Offer known through their bank or brokerage house to ABN AMRO Bank N.V. in Amsterdam (“ABN AMRO”) within the Tender Period.

      Holders of Common Registered Shares will upon request obtain an application form for tendering their Common Registered Shares under the Offer. The application form should be completed, signed and dated and sent to GUCCI

(c/o Mr Luca Mavero, Amstelplein 1, Rewmbrandt Tower, 1096 HA Amsterdam), and must be received no later than on 29 April 2004 at 15.00 CET, save in case of an extension of the Tender Period.

Honouring

      The Offer will be honoured subject to the terms and conditions as included in the Offer to Purchase. Honouring of the Offer does not depend on the number of Shares tendered. The Offer is subject to only one condition, being that no law, statutory obligation or court order or injunction prohibits PPR from making or consummating the Offer.

Payment

      If the Offer is honoured, the holders of Dutch Shares, who have validly tendered and transferred their Shares to ABN AMRO ultimately at 12.00 (Netherlands time) on April 30, 2004, will receive payment of USD 85.52 per Share via their bank or brokerage house at the same day, subject to extension of the Tender Period.

      If Dutch Shares have been validly tendered without being transferred at 12.00 hours (Netherlands time) on April 30, 2004, holders of those shares will receive payment on the first business day after the date on which the Dutch Shares have been tendered and transferred through your brokerage house to ABN AMRO, if such shares have been tendered and transferred before 12.00 hours (Netherlands time) on such day. The payment of the purchase price for the Common Registered Shares will be made with due observance of the aforementioned time periods and in accordance with the application form. This arrangement does not negate that the Shareholders must tender their Dutch Shares under the Offer before 15.00 hours (Netherlands time) on April 29, 2004.

Admitted Institutions

      The institutions admitted to Euronext Amsterdam (“Admitted Institutions”) may make the acceptances for the Dutch Shares only to ABN AMRO and only in writing within the Tender Period. In tendering the Dutch Shares, the Admitted Institutions are required to declare that (i) they keep the tendered the Dutch Shares in their administration (ii) each holder of Dutch Shares who tenders its Shares under the Offer irrevocably represents and warrants that such holder complies with the “Restrictions” of the Offer to Purchase and (iii) each holder undertakes to transfer these Dutch Shares to PPR upon the honouring of the Offer by PPR.

Charges

      ABN AMRO will pay the Admitted Institutions on behalf of PPR a commission of USD 0.047 per Dutch Share, with a maximum of USD 10,000 per deposit for the transfer of the Dutch Shares and payment in cash in exchange. To the extent that Admitted Institutions tender and transfer Dutch Shares under the Offer for their own benefit, the aforegoing payment of commission will not apply to such transfer.

      If the Tender Period is extended in accordance with Article 9o, paragraph 5, of the Securities Transactions Supervision Decree 1995 (Besluit toezicht effectenverkeer 1995), the Admitted Institutions will receive an additional provision of EUR 3.00 per additional client. If PPR does not honour the Offer, the payment to the Admitted Institutions will be limited to a compensation of EUR 4,00 per deposit client. The Admitted Institutions must collect their provisions from PPR through ABN AMRO within 30 days after the honouring of the Offer by PPR.

      The purchase price for the GUCCI Shares validly tendered and transferred under the Offer will be paid in USD. GUCCI shareholders who either do not have a US Dollar-denominated account or want to receive the payment in another currency, should consult with their bank to determinate the applicable exchange rate and whether any charges will apply.

Announcements

      Announcements in connection with the Offer will be made by publication in the Daily Official Price List of Euronext Amsterdam and in one or more Dutch national newspapers. In addition, a notice will be posted on PPR’s website at www.pprgroup.com and at GUCCI’s website at www.guccigroup.com.

Offer to Purchase and other information

      The Offer to Purchase relates to all GUCCI Shares. The Dutch Summary thereof relates to the part of the Offer applicable to the Dutch Shares only and does not relate to the part of the Offer applicable to the GUCCI New York Registry Shares.

      Holders of Dutch Shares or Common Registered Shares are advised to study the Offer to Purchase dated 1 April 2004, including the Dutch Summary thereof, thoroughly and completely and to seek independent advice where appropriate in order to reach a balanced judgement with respect to the Offer.

      Copies of the Offer to Purchase in the English language and the Brief Description of the Offer in Dutch and certain additional information which is not included in the Offer to Purchase (which can be accessed on www.sec.gov) are available free of charge at the offices of PPR and GUCCI at the following addresses:

Gucci Group N.V. Rembrandt Toren Amstelplein 1 1096 HA Amsterdam The Netherlands Phone: +31 20 Fax: +31 20 Email: xx@guccigroup.com	ABN AMRO Bank N.V. Equity Capital Markets HQ 7006 Gsutav Mahlerlaan 10 1082 PP Amsterdam The Netherlands Phone: +31 20 38 36 707 Fax: +31 20 62 80 004 Email: prospectus@nl.abnamro.com	Pinault-Printemps-Redoute S.A. 10, Avenue Hoche 75381 France Phone: +33 1 Fax: +33 1 Email: xx@pprgroup.com

Restrictions [in Dutch and in English]

      The distribution of the Offer to Purchase and the Dutch Summary thereof and the making of the Offer may, in some jurisdictions be restricted or prohibited by law. Anyone who comes into possession of the Offer to Purchase, the Dutch Summary or any other document relating to the Offer should inform themselves of and observe all of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. None of PPR, GUCCI , ABN AMRO or any of their respective directors, officers, employees, affiliates, advisors or agents assume any responsibility for any violation by any person of any of these restrictions.

Paris/Amsterdam

1 April 2004

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